UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 14, 2008

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 856-2500

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Iqbal Al Yousuf as Director. As previously reported, Altair Nanotechnologies Inc. (the “Company”) entered into a Stock Purchase and Settlement Agreement dated as of September 30, 2008 (the “Agreement”) with Al Yousuf, LLC, a United Arab Emirates limited liability company (the “Investor”).   Pursuant to the Agreement, the Company agreed to appoint Iqbal Al Yousuf, the President and an equity owner of the Investor, to the Board of Directors of the Company upon the closing of the purchase by the Investor of 5,882,353 common shares being acquired by the Investor at a purchase price of $1.70 per share, for an aggregate purchase price of $10 million. As contemplated by the Agreement, upon the Company’s receipt of $10 million for such shares on October 14, 2008, the Company expanded its Board of Directors to an aggregate of eight directors and appointed Iqbal Al Yousuf to fill the vacancy.  Mr. Al Yousuf was also appointed to the Compensation Nominating and Governance Committee of the Company.

Mr. Al Yousuf, age 50, has been the President of the Investor since 2004.   The Investor controls the Al Yousuf Group, a 55-year old United Arab Emirates company founded by Mr. Yousuf Habib Al Yousuf, the father of Iqbal Al Yousuf.  The Al Yousuf Group has operations in motor vehicles, boat manufacturing, auto rental, real estate development, home electrical appliances, computer operating systems, electronics, and transportation.  Mr. Al Yousuf earned Bachelor of Science degrees in computer science and economics from the University of Minnesota in 1983.  After graduating, he joined the Al Yousuf Group as Managing Director of Al Yousuf Computer.  In 1988, he was appointed as Deputy Chairman of the Al Yousuf Group, in 2001 as Vice Chairman, and then as President in 2004.

Mr. Al Yousuf serves as the Chairman of the Board of Directors of ZAP (ZAAP.ob), a provider of electric and high technology vehicles; serves as a director of Phoenix MC, Inc., a developer of electric motor vehicles; serves as a director of ETI Tech Corporation Berhad, a Malaysian corporation principally involved in the research and development of intelligent battery management systems for rechargeable energy storage solutions; and serves as the President of Al Sadiq English School in the United Arab Emirates.

Arrangements Related to Appointment. Mr. Al Yousuf was appointed to the Board of Directors pursuant to a covenant in the Agreement under which the Company agreed (a) to appoint a designee of the Investor to the Board of Directors and the Compensation Nominating and Governance Committee of the Company from the date of the closing of the purchase shares under the Agreement until expiration of the Rights Period (defined below), and (b) to grant a second designee of the Investor observation rights until the Company’s next shareholders meeting, at which time the designee would be appointed or elected to the Board of Directors until expiration of the Rights Period.   The “Rights Period” expires on the earliest to occur of (i) the first date that common shares held by the Investor constitute no more than ten percent of the Company’s outstanding common shares (on a fully diluted basis assuming exercise or conversion of all options, warrants, conversion rights and other rights exercisable for or convertible into common shares), (ii) the first date after January 1, 2010 that the market price of the common shares has exceeded $4.50 (adjusted for stock splits, consolidations and similar transactions) for 60 consecutive trading days, and (iii) the closing of the sale of substantially all of the assets of the Company, a merger involving the Company in which the shareholders of the Company prior to the transaction own less than 50% of the surviving entity or a similar change of control transaction.

Recent Transactions with Al Yousuf, LLC and Affiliates.  On November 29, 2007, the Company entered into a Purchase Agreement with the Investor relating to the purchase by the Investor of 11,428,572 common shares of the Company at a purchase price of $3.50 per share, for an aggregate purchase price of $40 million.   Pursuant to the Agreement, on October 14, 2008, the Company sold to the Investor 5,882,353 common shares at a purchase price of $1.70 per share.  In addition, on October 6, 2008, pursuant to the Agreement, the Company issued to the Investor 2,117,647 common shares in exchange for a release by the Investor of all potential claims arising from design concerns related to battery packs delivered to Phoenix Motorcars, Inc. in 2007, the Company’s related offer of a warranty replacement and inventory write-off and any other known claims existing as of the date of the Agreement.

Based upon information provided on behalf of Mr. Al Yousuf, the Al Yousuf Group is 100% owned by Mr. Yousuf Habib Al Yousuf, the father of Iqbal Al Yousuf, together with his spouses and children, including Mr. Iqbal Al Yousuf.

Director Compensation. In connection with his service, Mr. Al Yousuf will be entitled to standard board compensation of $6,250 per quarter, plus $1,500 per quarter for each of standing committees on which he serves.  It is also expected that the Board of Directors will approve an initial grant of 10,000 common shares to Mr. Al Yousuf under the Company’s stock incentive plan, 5,000 of which will be subject to no risk of forfeiture and 5,000 of which will be forfeited if he does not serve as a director for at least one year.   In addition, as a director, Mr. Al Yousuf is eligible to receive future awards under the Company’s stock incentive plan, and directors are generally granted an incentive award valued at $55,000 on the date of each annual shareholders meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: October 20, 2008	By:	/s/ John Fallini
John Fallini, Chief Financial Officer